Exhibit 3(iii)
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
QIMONDA FINANCE LLC
          This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Qimonda Finance LLC (the “Company”) is entered into by Qimonda AG, a German corporation, as the sole member (the “Member”).
          WHEREAS, the Company has been formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and is currently governed by the Limited Liability Company Agreement of the Company, dated as of August 3, 2007, (the “Original Agreement”); and
          WHEREAS, the Member is currently the sole member of the Company and desires to amend and restate the Original Agreement in its entirety.
          NOW, THEREFORE, the Member, by execution of this Agreement, (i) hereby continues the Company as a limited liability company pursuant to and in accordance with the Act, and (ii) hereby amends and restates the Original Agreement in its entirety as follows:
     1. Name. The name of the limited liability company is Qimonda Finance LLC.
     2. Certificates. James G. Leyden, Jr., as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an authorized person ceased, and the Member thereupon became the designated authorized person within the meaning of the Act. The Member, a member of the Management Board (as defined herein) or an Officer (as defined herein) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
     3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.
     4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:
          a. acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

          b. act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;
          c. take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;
          d. operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
          e. borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;
          f. invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;
          g. prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;
          h. enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;
          i. employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;
          j. enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and
          k. do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.
     5. Principal Business Office. The principal business office of the Company shall be located at 3000 CentreGreen Way, Cary, North Carolina, 27513.
     6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.
     7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is RL&F Service Corp., One

Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.
     8. Members. The name and the mailing address of the Member are Qimonda AG, Gustav-Heinemann-Ring 212, 81739 Munich, Germany.
     9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any member of the Management Board shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company or a member of the Management Board.
     10. Capital Contributions. The Member shall continue as the Member of the Company upon its execution of this Agreement. The Member has contributed $100 to the Company.
     11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company with the written consent of the Member.
     12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.
     13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Management Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.
14. Management.
          a. Management Board. The business and affairs of the Company shall be managed by or under the direction of a management board (the “Management Board”) comprised of one or more individuals to be elected, designated or appointed by the Member. The Member may determine at any time in its sole and absolute discretion the number of members of the Management Board. The authorized number of members of the Management Board may be increased or decreased by the Member at any time in its sole and absolute discretion. The initial number of members of the Management Board shall be three. The names of the persons designated as members of the Management Board are set forth in Schedule A attached hereto. Each member of the Management Board elected, designated or appointed by the Member shall hold office until his or her successor is elected and qualified or until such member’s earlier death, resignation or removal. Members of the Management Board need not be Members.
          b. Powers. The Management Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise.

          c. Meeting of the Management Board. The Management Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Management Board may be held without notice at such time and at such place as shall from time to time be determined by the Management Board. Special meetings of the Management Board may be called by the President on not less than 24 hours’ notice to each member of the Management Board by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the members of the Management Board.
          d. Quorum; Acts of the Management Board. At all meetings of the Management Board, a majority of the members of the Management Board shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the members of the Management Board present at any meeting at which there is a quorum shall be the act of the Management Board. If a quorum shall not be present at any meeting of the Management Board, the members of the Management Board present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Management Board or of any committee thereof may be taken without a meeting if all members of the Management Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Management Board or committee.
          e. Electronic Communications. Members of the Management Board, or any committee designated by the Management Board, may participate in meetings of the Management Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.
          f. Committees.
               (i) The Management Board may designate one or more committees, each committee to consist of one or more members of the Management Board. The Management Board may designate one or more members of the Management Board as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.
               (ii) In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Management Board to act at the meeting in the place of any such absent or disqualified member.
               (iii) Any such committee, to the extent provided in the resolution of the Management Board, shall have and may exercise all the powers and authority of the Management Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Management Board. Each committee shall keep regular minutes of its meetings and report the same to the Management Board when required.
          g. Compensation of Management Board; Expenses. The Management Board shall have the authority to fix the compensation of members of the Management Board. The members of the Management Board may be paid their expenses, if any, of attendance at meetings of the Management Board, which may be a fixed sum for attendance at each meeting of the Management Board or a stated salary for each member of the Management Board. No such payment shall preclude any member of the Management Board from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.
          h. Removal. Unless otherwise restricted by law, any member of the Management Board or the entire Management Board may be removed, with or without cause, by the Member, and, any vacancy caused by any such removal may be filled by action of the Member.
          i. Agents. To the extent of their powers set forth in this Agreement, the members of the Management Board are agents of the Company for the purpose of the Company’s business, and the actions of the members of the Management Board taken in accordance with such powers set forth in this Agreement shall bind the Company. However, except as provided in this Agreement, no member of the Management Board shall have the authority to bind the Company in his or her individual capacity. Any and all actions of the Management Board must be taken at a duly authorized meeting of the Board or upon unanimous written consent of the Management Board.
          j. Duties of Management Board. Except as provided in this Agreement, in exercising their rights and performing their duties under this Agreement, the members of the Management Board shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.
   15. Officers.
          a. Officers. The officers of the Company (the “Officers”) are listed on Schedule B attached hereto. The Officers of the Company shall be chosen by the Management Board and shall consist of at least a President, a Secretary and a Chief Financial Officer. The Management Board may also choose one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers. Any number of offices may be held by the same person. Each Officer shall hold office until his or her successor is elected and qualified or until such officer’s earlier resignation or removal. Any Officer may resign at any time upon written notice to the Company. In addition, the Management Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Management Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Management Board. Any initial Officer or any Officer elected or appointed by the Management Board may be removed at any time, with or without cause, by the affirmative vote of a majority of the Management Board. Any vacancy occurring in any office of the Company shall be filled by the Management Board.

          b. President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Member, if any, and the Management Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Management Board are carried into effect. The President shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed; (ii) where signing and execution thereof shall be expressly delegated by the Management Board to some other Officer or agent of the Company; and (iii) as otherwise permitted in Section 15c.
          c. Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Management Board, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Management Board may from time to time prescribe.
          d. Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Management Board and all meetings of the Member, if any, and record all the proceedings of the meetings of the Member and of the Management Board in a book to be kept for that purpose and shall perform like duties for special and standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Member, if any, and special meetings of the Management Board, and shall perform such other duties as may be prescribed by the Management Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Management Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Management Board may from time to time prescribe.
          e. Chief Financial Officer and Assistant Treasurer. The Chief Financial Officer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Management Board. The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Management Board, taking proper vouchers for such disbursements, and shall render to the President and to the Management Board, at its regular meetings or when the Management Board so requires, an account of all of the Chief Financial Officer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Management Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Chief Financial Officer or in the event of the Chief Financial Officer’s inability to act, perform the duties and exercise the powers of the Chief Financial Officer and shall perform such other duties and have such other powers as the Management Board may from time to time prescribe.

          f. Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Management Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and, the actions of the Officers taken in accordance with such powers shall bind the Company.
          g. Duties of Officers. Except to the extent otherwise provided herein, each Officer shall have a fiduciary duty of loyalty and care similar to that of officers of business corporations organized under the General Corporation Law of the State of Delaware.
     16. Records. The Management Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Management Board. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Management Board on behalf of the Company, shall not have the right to keep confidential from the Member any information that the Board would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) of the Act. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor shall be an independent public accounting firm selected by the Member.
     17. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
     18. Exculpation and Indemnification. No Member, Management Board member or Officer shall be liable to the Company, or any other person or entity bound by this Agreement, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, Management Board member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Management Board member or Officer by this Agreement, except that a Member, Management Board member or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s, Management Board member’s or Officer’s willful misconduct. To the fullest extent permitted by applicable law, a Member, Management Board member or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member, Management Board member or Officer by reason of any act or omission performed or omitted by such Member, Management Board member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Management Board member or Officer by this Agreement, except that no Member, Management Board member or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member, Management Board member or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.
     19. Assignments. The Member may assign in whole or in part its limited liability company interest with the written consent of the Member. If the Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.
     20. Resignation. A Member may resign from the Company with the written consent of the Member. If a Member is permitted to resign pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 21, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.
     21. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.
     22. Dissolution.
          a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
          b. The bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
          c. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
     23. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.
     24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement
     25. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.
     26. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

     27. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the 7 day of September, 2007.

Qimonda AG

By:	/s/ Dr. Volker Schott

Name:	Dr. Volker Schott
Title:	General Counsel

By:	/s/ Nicole Lau

Name:	Nicole Lau
Title:	Vice President

10

SCHEDULE A
Management Board
1. Henry Becker
2. Torsten Klee
3. Miriam Martinez

A-1

SCHEDULE B
Officers

Name	Title
Henry Becker	President

Miriam Martinez	Chief Financial Officer

Michael Munn	Secretary

Eric Tisch	Assistant Secretary for Tax Purposes

B-1